CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 28 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated October 11, 1996, relating to the financial statements and financial highlights appearing in the August 31, 1996 Annual Report to Shareholders of Colonial Government
Money Market Fund and Colonial U.S. Government Fund, each a series of Colonial Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings
"The Fund's Financial History" in the Prospectuses and "Independent Accountants" in the Statements of Additional Information.



PRICE WATERHOUSE LLP
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Price Waterhouse LLP
Boston, Massachusetts
December 13, 1996